FORM N-8A

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                           FORM N-8A

                  NOTIFICATION OF REGISTRATION
             FILED PURSUANT TO SECTION 8(a) OF THE
                 INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                      OTI TRUST

Address  of  Principal Business Office (Number and Street,  City,
State, ZIP Code):

                     The Tower at Erieview
                           36th Floor
                     1301 East Ninth Street
                     Cleveland, Ohio 44114

Telephone Number (including area code): (216) 687-1000

Name and address of agent for service of process:

                       ACFB Incorporated
                    2300 BP America Building
                       200 Public Square
                     Cleveland, Ohio 44114

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with  the
filing of Form N-8A:       X   Yes _____ No

_________________________________________________________________


                           SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Cleveland and State of Ohio on the 17th day of September, 1998.

                                OTI TRUST

                                By:  /s/ Richard A. Barone
                                     ___________________________
                                     Richard A. Barone, Trustee